UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

     ENDEAVOR EXPLORATIONS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-140779	00-00000
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or organization)	File Number)	Identification No.)

1106-1100 HARWOOD STREET
VANCOUVER, BRITISH COLUMBIA	V6E 1R7
(Address of Principal Executive Office)	(Zip Code)

(206) 338-2649
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Form 8-K	Endeavor Explorations Inc.	Page 2

Item 5.01. Changes in Control of Registrant.

On December 3, 2007, there was a change in control in the voting shares of Endeavor Explorations Inc. The basis of the change in control was a cancellation of 8 million shares, which were returned to treasury.

As a result of the change of Robin Forshaw’s role with Endeavor, Mr. Forshaw agreed to return 8,000,000 of his shares to Endeavor for cancellation, which represented 27.6% of the issued and outstanding shares of common stock in the capital of Endeavor. As a result of the share cancellation, Mr. Forshaw owns nil shares of common stock in the capital of Endeavor.

Prior to the transfer of shares, no shareholder beneficially owned 5% or more of the issued and outstanding shares of common stock, with the exception of Mr. Forshaw, who owned 27.6%, and Ms. Belkis Jimenez Rivero, who owned 13.8% of the issued and outstanding shares of common stock. As a result of the cancellation of the 8 million shares, Ms. Jimenez Rivero now owns 19.05% of the issued and outstanding shares of common stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2007, Robin Forshaw resigned as a director and as the President and the Chief Executive Officer of Endeavor.

Also, on November 6, 2007, Belkis Jimenez Rivero consented to and was appointed the President and Chief Executive Officer of Endeavor by the board of directors. Ms. Jimenez Rivero is now the sole director and officer of Endeavor.

Belkis Jimenez Rivero (38 years old) has been a director, the secretary and the treasurer of Endeavor since July 2005. Ms. Jimenez Rivero has been the President of Belkis Fashions, a private boutique fashion design, manufacturer and distribution company in Vancouver, British Columbia since May 1999.

Ms. Jimenez Rivero does not have any professional training or technical credentials in the exploration, development and operation of mines. Ms. Jimenez Rivero intends to devote approximately 20% of her business time to the affairs of Endeavor.

Ms. Jimenez Rivero does not hold a directorship in any other reporting company.

There is no family relationship among the directors or officers.

Form 8-K	Endeavor Explorations Inc.	Page 3

During the last two years, there has been no transaction or proposed transaction that Endeavor was or is a party to in which Ms. Jimenez Rivero had or is to have a direct or indirect material interest.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ENDEAVOR EXPLORATIONS INC.

Date: December 6, 2007	By:	/s/ Belkis Jimenez Rivero
Belkis Jimenez Rivero
President, CEO and Director